Exhibit 99.1

St. Jude Medical, Inc. Global Headquarters One St. Jude Medical Drive St. Paul, MN 55117-9913 USA Tel 651 756 2000 sjm.com

News Release

MEDIA CONTACT:	INVESTOR CONTACT:
Kate Stoltenberg	J.C. Weigelt
kstoltenberg@sjm.com	jweigelt@sjm.com
Tel 651 756 3388	Tel 651 756 4347

St. Jude Medical Reports Third Quarter 2015 Results

ST. PAUL, Minn. — October 21, 2015 — St. Jude Medical, Inc. (NYSE: STJ) today reported sales and net earnings for its third quarter ended October 3, 2015. The company announced on October 8, 2015, that it had completed its acquisition of Thoratec, which did not affect the operational results of the company’s third quarter.

Third quarter 2015 highlights:

•                  Net sales increased by approximately 6 percent on a constant currency basis compared to the prior year quarter

•                  CardioMEMS™ HF System sales totaled approximately $20 million

•                  Worldwide neuromodulation revenue increased by approximately 19 percent on a constant currency basis, marking the fifth consecutive quarter of sales acceleration on a year over year basis

•                  St. Jude Medical’s global leadership position in heart failure was expanded through the acquisition of Thoratec, which generated $124 million in sales during its third quarter of 2015

Third Quarter 2015 Sales

The company reported net sales of $1.339 billion in the third quarter of 2015, a 2 percent decrease compared to net sales of $1.372 billion in the third quarter of 2014. On a constant currency basis, net sales increased by approximately 6 percent compared to the third quarter of 2014.

Commenting on the company’s financial results, St. Jude Medical Chairman, President and Chief Executive Officer Daniel J. Starks said, “Third quarter results confirm that our innovation based growth program continues to gain traction. Now we are focused on efficiently integrating our acquisition of Thoratec and strengthening our entire portfolio of growth drivers for 2016.”

Cardiac Rhythm Management (CRM)

Total CRM sales, which include implantable cardioverter defibrillator (ICD) and pacemaker products, were $630 million for the third quarter of 2015, an 8 percent decline compared to the prior year quarter. After adjusting for the impact of foreign currency, CRM sales decreased 1 percent compared to the prior year quarter.

Of that total, ICD product sales were $392 million in the third quarter, a 7 percent decline on a reported basis and decreased 1 percent on a constant currency basis compared to the prior year quarter.

Third quarter pacemaker sales were $238 million, a 10 percent decline compared to the prior year quarter. On a constant currency basis, pacemaker product sales decreased 1 percent compared to the prior year quarter.

Atrial Fibrillation (AF)

AF product sales for the third quarter totaled $271 million, a 7 percent increase compared to the prior year quarter. On a constant currency basis, AF product sales increased 17 percent compared to the prior year quarter.

Cardiovascular

Total cardiovascular sales, which primarily include structural heart and vascular products, were $317 million for the third quarter of 2015, a 2 percent decline compared to the prior year quarter. On a constant currency basis, cardiovascular sales increased 7 percent compared to the prior year quarter.

Structural heart product sales for the third quarter of 2015 were $141 million, up 1 percent on a constant currency basis compared to the prior year quarter.

Sales of vascular products in the third quarter of 2015 were $176 million, a 14 percent increase on a constant currency basis compared to the prior year quarter.

Neuromodulation

St. Jude Medical sales of neuromodulation products were $121 million in the third quarter of 2015, a 13 percent increase on a reported basis and a 19 percent increase on a constant currency basis compared to the prior year quarter.

Third Quarter Earnings Results

In the third quarter the company recognized net after-tax expenses of $43 million, or $0.15 per diluted share, primarily related to acquisition-related adjustments, discrete income tax expenses and ongoing restructuring activities. Including these items, reported net earnings for the third quarter of 2015 were $215 million or $0.75 per share, compared with reported net earnings for the third quarter of 2014 of $238 million or $0.82 per share. Reported results also include the $16 million after-tax impact, or $0.06 per diluted share, of amortization of intangible assets.

In accordance with GAAP, reported net earnings for the third quarter 2015 do not include any benefit from the federal research and development tax credit, which has yet to be extended for 2015. Including the benefit of this adjustment and excluding the third quarter net expenses and intangible amortization expense, adjusted net earnings for the third quarter of 2015 were $277 million, or $0.97 per share. A reconciliation of the company’s non-GAAP adjusted results to the company’s GAAP reported results is provided in the schedules at the end of the press release.

Fourth Quarter and Full-Year 2015 Sales and Earnings Guidance

For the fourth quarter, the consolidated St. Jude Medical business, which now includes Thoratec, expects constant currency revenue growth in the range of 7 percent to 8 percent compared to the fourth quarter of 2014. Organic constant currency sales growth for the fourth quarter is expected to be flat to slightly down. The currency impact in the fourth quarter of 2015 is expected to negatively impact revenue by approximately $75 million to $85 million. Fourth quarter 2015 constant currency revenue growth guidance is negatively impacted by approximately 5 to 6 percentage points due to the extra selling week in the fourth quarter of 2014, which is the result of five fewer selling days in the fourth quarter of 2015 versus the prior year quarter. During its earnings conference call today, St. Jude Medical will provide an update to its range for revenue expectations for the full-year 2015 by product category.

The company expects its consolidated adjusted net earnings for the fourth quarter of 2015 to be in the range of $1.00 to $1.02 per share and for full-year 2015 consolidated adjusted net earnings to be in the range of $3.93 to $3.95. A further reconciliation of the company’s quarterly guidance is provided in the schedules at the end of the press release.

Conference Call / Webcast

St. Jude Medical’s third quarter earnings call can be heard live via webcast today beginning at 7 a.m. CT via the St. Jude Medical Investor Relations website (investors.sjm.com). Approximately one hour following the call, a replay will be available (archived for 90 days) on the Investor Events and Presentations webpage in the Investor Relations section of the St. Jude Medical website.

St. Jude Medical will also be tweeting live during the call on our Investor Relations Twitter account, @StJudeMedicalIR.

About St. Jude Medical

St. Jude Medical is a global medical device manufacturer dedicated to transforming the treatment of some of the world’s most expensive epidemic diseases. The company does this by developing cost-effective medical technologies that save and improve lives of patients around the world. Headquartered in St. Paul, Minn., St. Jude Medical has four major clinical focus areas that include cardiac rhythm management, atrial fibrillation, cardiovascular and neuromodulation. For more information, please visit sjm.com or follow us on Twitter @StJudeMedicalIR.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. Such forward-looking statements include the expectations, plans and prospects for the Company, including potential clinical successes, anticipated regulatory approvals and future product launches, and projected revenues, margins, earnings and market shares. The statements made by the Company are based upon management’s current expectations and are subject to certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include market conditions and other factors beyond the Company’s control and the risk factors and other cautionary statements described in the Company’s filings with the SEC, including those described in the Risk Factors and Cautionary Statements sections of the Company’s Annual Report on Form 10-K for the fiscal year ended January 3, 2015 and Quarterly Report on Form 10-Q for the fiscal quarter ended July 4, 2015. The Company does not intend to update these statements and undertakes no duty to any person to provide any such update under any circumstance.

Summary of 3Q15 Sales and Reconciliation to Constant Currency Sales Growth

(in millions)

(unaudited)

	3Q15 Sales	3Q14 Sales	Reported % Change vs. 3Q14	Constant Currency % Change vs. 3Q14	Reported $ Change vs. 3Q14	Constant Currency $ Change vs. 3Q14	Foreign Currency Impact
Total Sales	$1,339	$1,372	-2%	6%	-$33	$80	-$113
Total International Sales	$634	$706	-10%	6%
Total U.S. Sales	$705	$666	6%
Worldwide Cardiac Rhythm Management	$630	$688	-8%	-1%	-$58	-$7	-$51
International Cardiac Rhythm Management	$277	$315	-12%	4%
U.S. Cardiac Rhythm Management	$353	$373	-5%
Worldwide ICD	$392	$422	-7%	-1%	-$30	-$2	-$28
International ICD	$138	$160	-14%	3%
U.S. ICD	$254	$262	-3%
Worldwide Pacemakers	$238	$266	-10%	-1%	-$28	-$5	-$23
International Pacemakers	$139	$155	-10%	5%
U.S. Pacemakers	$99	$111	-10%
Worldwide Atrial Fibrillation	$271	$253	7%	17%	$18	$42	-$24
International Atrial Fibrillation	$148	$155	-4%	12%
U.S. Atrial Fibrillation	$123	$98	25%
Worldwide Cardiovascular	$317	$324	-2%	7%	-$7	$24	-$31
International Cardiovascular	$178	$204	-13%	2%
U.S. Cardiovascular	$139	$120	17%
Worldwide Structural Heart	$141	$155	-9%	1%	-$14	$1	-$15
International Structural Heart	$88	$101	-14%	1%
U.S. Structural Heart	$53	$54	1%
Worldwide Vascular	$176	$169	4%	14%	$7	$23	-$16
International Vascular	$90	$103	-13%	3%
U.S. Vascular	$86	$66	29%
Worldwide Neuromodulation	$121	$107	13%	19%	$14	$21	-$7
International Neuromodulation	$31	$32	-4%	17%
U.S. Neuromodulation	$90	$75	19%

Note: Percentage changes are based on actual, non-rounded amounts and may not recalculate precisely.

St. Jude Medical, Inc.

Condensed Consolidated Balance Sheets

(in millions)

(Unaudited)

	October 3, 2015	January 3, 2015
Cash and cash equivalents	$2,535	$1,442
Accounts receivable, net	1,180	1,215
Inventories	841	784
Other current assets	435	473
Property, plant & equipment, net	1,268	1,343
Goodwill	3,515	3,532
Other intangible assets, net	782	851
Other assets	569	567
Total assets	$11,125	$10,207

Current debt obligations	$1,796	$1,593
Other current liabilities	1,062	1,073
Long-term debt	3,264	2,273
Long-term other liabilities	1,006	1,024
Total equity	3,997	4,244
Total liabilities & equity	$11,125	$10,207

St. Jude Medical, Inc.

Condensed Consolidated Statements of Earnings

(in millions, except per share amounts)

(Unaudited)

	Three Months Ended		Nine Months Ended
	October 3, 2015	September 27, 2014	October 3, 2015	September 27, 2014
Net sales	$1,339	$1,372	$4,094	$4,183
Cost of sales:
Cost of sales before special charges	408	388	1,220	1,177
Special charges	17	24	24	51
Total cost of sales	425	412	1,244	1,228
Gross profit	914	960	2,850	2,955

Selling, general & administrative expense	413	453	1,290	1,399
Research & development expense	161	169	499	517
Amortization of intangible assets	23	23	71	65
Special charges	23	45	57	103
Operating profit	294	270	933	871
Other expense, net	33	20	70	61
Earnings before noncontrolling interest and income taxes	261	250	863	810
Income taxes	46	18	110	93
Net earnings before noncontrolling interest	215	232	753	717
Net loss attributable to noncontrolling interest	—	(6)	(14)	(40)
Net earnings attributable to St. Jude Medical, Inc.	$215	$238	$767	$757

Diluted net earnings per share attributable to St. Jude Medical, Inc.	$0.75	$0.82	$2.68	$2.62
Adjusted diluted net earnings per share attributable to St. Jude Medical, Inc. (Non-GAAP) (1)	$0.97	$1.02	$2.92	$3.09

Cash dividends declared per share	$0.29	$0.27	$0.87	$0.81

Weighted average shares outstanding- diluted	286.3	290.0	286.3	289.4

(1)  See accompanying reconciliation tables.

Non-GAAP Financial Measures Reconciliations (Unaudited)

	Three Months Ended October 3, 2015
(in millions, except per share amounts)	Earnings before noncontrolling interest and income taxes	Income taxes	Effective tax rate	Net earnings before noncontrolling interest	Net loss attributable to noncontrolling interest	Net earnings attributable to St. Jude Medical, Inc.	Diluted net earnings per share attributable to St. Jude Medical, Inc.	Diluted EPS growth rate

As reported (GAAP)	$261	$46	17.6%	$215	$—	$215	$0.75	-9%

Restructuring activities	32	10		22	—	22	0.08
Acquisition-related costs	6	8		(2)		(2)	(0.01)
Product field action costs and litigation costs	5	2		3	—	3	0.01
Legal settlements	1	—		1	—	1	0.00
Intangible asset impairment charges	2	1		1	—	1	0.00
Amortization of intangible assets	23	7		16	—	16	0.06
Discrete income tax expenses	—	(18)		18	—	18	0.06
R&D credit	—	(3)		3	—	3	0.01

As adjusted (Non-GAAP)	$330	$53	16.1%	$277	$—	$277	$0.97	-5%

Unfavorable foreign currency impact vs. 2014							0.17

Constant currency as adjusted (non-GAAP)							$1.14	12%

	Restructuring activities	Acquisition- related costs	Product field action costs and litigation costs	Legal settlements	Intangible asset impairment charges	Total

Special charges (cost of sales)	$18	$—	$(1)	$—	$—	$17
Selling, general & administrative expense	—	(8)	—	—	—	(8)
Special charges (operating expenses)	14	—	6	1	2	23
Other expense, net	—	14	—	—	—	14
	$32	$6	$5	$1	$2	$46

	Three Months Ended September 27, 2014
(in millions, except per share amounts)	Earnings before noncontrolling interest and income taxes	Income taxes	Effective tax rate	Net earnings before noncontrolling interest	Net loss attributable to noncontrolling interest	Net earnings attributable to St. Jude Medical, Inc.	Diluted net earnings per share attributable to St. Jude Medical, Inc.

As reported (GAAP)	$250	$18	7.2%	$232	$(6)	$238	$0.82

Restructuring activities	16	4		12	—	12	0.04
Acquisition-related costs	15	2		13	—	13	0.04
Product field action costs and litigation costs	28	6		22	—	22	0.08
Intangible asset impairment charges	25	9		16	—	16	0.06
Amortization of intangible assets	23	8		15	—	15	0.05
Discrete income tax benefits	—	24		(24)	—	(24)	(0.08)
R&D credit	—	(4)		4	—	4	0.01

As adjusted (Non-GAAP)	$357	$67	18.8%	$290	$(6)	$296	$1.02

	Restructuring activities	Acquisition- related costs	Product field action costs and litigation costs	Intangible asset impairment charges	Total

Cost of sales before special charges	$—	$2	$—	$—	$2
Special charges (cost of sales)	1	—	23	—	24
Selling, general & administrative expense	—	13	—	—	13
Special charges (operating expenses)	15	—	5	25	45
	$16	$15	$28	$25	$84

	Nine Months Ended October 3, 2015
(in millions, except per share amounts)	Earnings before noncontrolling interest and income taxes	Income taxes	Effective tax rate	Net earnings before noncontrolling interest	Net loss attributable to noncontrolling interest	Net earnings attributable to St. Jude Medical, Inc.	Diluted net earnings per share attributable to St. Jude Medical, Inc.	Diluted EPS growth rate

As reported (GAAP)	$863	$110	12.7%	$753	$(14)	$767	$2.68	2%

Restructuring activities	81	24		57	—	57	0.20
Acquisition-related costs	(26)	10		(36)	4	(40)	(0.14)
Product field action costs and litigation costs	7	3		4	—	4	0.01
Legal settlements	(9)	(4)		(5)	—	(5)	(0.02)
Intangible asset impairment charges	2	1		1	—	1	0.00
Amortization of intangible assets	71	22		49	—	49	0.17
Discrete income tax benefits	—	11		(11)	—	(11)	(0.04)
R&D credit	—	(14)		14	—	14	0.05

As adjusted (Non-GAAP)	$989	$163	16.5%	$826	$(10)	$836	$2.92	-6%

Unfavorable foreign currency impact vs. 2014							0.50

Constant currency as adjusted (non-GAAP)							$3.42	11%

	Restructuring activities	Acquisition- related costs	Product field action costs and litigation costs	Legal settlements	Intangible asset impairment charges	Total

Special charges (cost of sales)	$31	$—	$(7)	$—	$—	$24
Selling, general & administrative expense	—	(41)	—	—	—	(41)
Research & development expense	—	1	—	—	—	1
Special charges (operating expenses)	50	—	14	(9)	2	57
Other expense, net	—	14	—	—	—	14
	$81	$(26)	$7	$(9)	$2	$55

	Nine Months Ended September 27, 2014
(in millions, except per share amounts)	Earnings before noncontrolling interest and income taxes	Income taxes	Effective tax rate	Net earnings before noncontrolling interest	Net loss attributable to noncontrolling interest	Net earnings attributable to St. Jude Medical, Inc.	Diluted net earnings per share attributable to St. Jude Medical, Inc.

As reported (GAAP)	$810	$93	11.5%	$717	$(40)	$757	$2.62

Restructuring activities	110	33		77	—	77	0.27
Acquisition-related costs	48	8		40	16	24	0.08
Product field action costs and litigation costs	46	13		33	—	33	0.11
Legal settlements	(27)	(10)		(17)	—	(17)	(0.06)
Intangible asset impairment charges	25	9		16	—	16	0.06
Amortization of intangible assets	65	24		41	—	41	0.14
Discrete income tax benefits	—	48		(48)	—	(48)	(0.17)
R&D credit	—	(12)		12	—	12	0.04

As adjusted (Non-GAAP)	$1,077	$206	19.1%	$871	$(24)	$895	$3.09

	Restructuring activities	Acquisition- related costs	Product field action costs and litigation costs	Legal settlements	Intangible asset impairment charges	Total

Cost of sales before special charges	$—	$2	$—	$—	$—	$2
Special charges (cost of sales)	28	—	23	—	—	51
Selling, general & administrative expense	—	46	—	—	—	46
Special charges (operating expenses)	82	—	23	(27)	25	103
	$110	$48	$46	$(27)	$25	$202

The sum of the components may not equal the total due to rounding and quantities of shares outstanding in different periods.

Tax rates vary and are applied based on the item’s nature and tax jurisdiction where it is incurred.

2015 Earnings Guidance Reconciliation

(Unaudited)

	Fourth Quarter	Full Year

Estimated 2015 diluted net earnings per share attributable to St. Jude Medical,Inc.	$0.35 - $0.41	$3.04 - $3.10
Estimated restructuring activities	0.02	0.23
Estimated acquisition-related costs	0.46 - 0.48	0.33 - 0.35
Product field action costs and litigation costs	—	0.01
Legal settlements	—	(0.02)
Estimated amortization of intangible assets	0.11 - 0.13	0.28 - 0.30
Discrete income tax benefits	—	(0.04)
Estimated R&D credit	0.02	0.06
Estimated 2015 adjusted diluted net earnings per share attributable to St. Jude Medical, Inc. (Non-GAAP)	$1.00 - $1.02	$3.93 - $3.95

The sum of the components may not equal the total due to rounding and quantities of shares outstanding in different periods.

2015 Sales Guidance Reconciliation

(in millions)

(Unaudited)

	Fourth Quarter	Full Year

2014 total sales	$1,439	$5,622
Estimated 2015 sales*	$1,455 - $1,480	$5,549 - $5,574
Estimated 2015 % change vs 2014	1% - 3%	(1)%

Estimated unfavorable foreign currency impact vs 2014	$75 - $85	$397 - $407
Estimated constant currency 2015 total sales (Non-GAAP)	$1,540 - $1,555	$5,956 - $5,971
Estimated 2015 constant currency % change vs 2014 (Non-GAAP)	7% - 8%	6%

*Includes $125 to $130 million in Thoratec sales

Non-GAAP Financial Measures

The company provides the following non-GAAP financial measures because St. Jude Medical management believes that in order to properly understand the company’s short-term and long-term financial trends, investors may wish to consider the impact of certain adjustments discussed below.  St. Jude Medical management uses these non-GAAP financial measures to forecast and evaluate the operational performance of the company as well as to compare results of current periods to prior periods on a consolidated basis.

•                  Adjusted earnings before noncontrolling interest and income taxes

•                  Adjusted income taxes and adjusted effective tax rate

•                  Adjusted net earnings before noncontrolling interest

•                  Adjusted net loss attributable to noncontrolling interest

•                  Adjusted net earnings attributable to St. Jude Medical, Inc.

•                  Adjusted diluted net earnings per share attributable to St. Jude Medical, Inc. and adjusted diluted EPS growth rate

•                  Adjusted constant currency diluted net earnings per share attributable to St. Jude Medical, Inc. and adjusted constant currency diluted EPS growth rate

The adjustments made to GAAP financial measures result from facts and circumstances that vary in frequency and impact on the Company’s results of operations.  The following is an explanation of each of the adjustments that management excludes in calculating its non-GAAP measures.

Restructuring activities — These amounts represent severance costs and other termination benefits, inventory write-offs primarily associated with discontinued product lines, fixed asset write-offs related to assets no longer expected to be utilized and other restructuring costs.

Acquisition-related costs — These amounts consist of contingent consideration fair value adjustments, acquired inventory step-up amortization, other transaction costs, integration costs and financing commitment fees.

Product field action costs and litigation costs — These amounts primarily relate to inventory write-off and disposal costs, additional warranty and patient monitoring costs, and estimated legal costs for outstanding legal matters associated with product field actions.

Legal settlements — These amounts consist of losses that are probable and reasonably estimable, gains related to favorable resolutions of litigation matters and probable insurance recoveries.

Intangible asset impairment charges — These amounts represent non-cash impairments of certain definite and indefinite-lived intangible assets.

Amortization of intangible assets — These amounts represent the non-cash amortization expenses we recognized for definite-lived intangible assets.

Discrete income tax items — These amounts represent tax effects related to significant unusual or infrequent items not attributable to current-year ordinary income, such as settlement of tax positions and discrete tax adjustments to uncertain tax positions.

R&D credit — These amounts represent the impact of the federal research and development tax credit to present comparative periods assuming that the tax credit had been enacted in all periods presented.

Foreign currency impact — These amounts represent the impact to net sales and adjusted diluted net earnings per share attributable to St. Jude Medical, Inc. after translating net sales and the consolidated statement of earnings at comparable prior period foreign currency exchange rates.

The company also provides constant currency sales growth and constant currency adjusted EPS growth because St. Jude Medical management believes that in order to properly understand the Company’s short-term and long-term financial trends, investors may wish to consider the impact of foreign currency translation on net sales and adjusted EPS. St. Jude Medical management uses constant currency sales growth and constant currency adjusted EPS growth to forecast and evaluate the operational performance of the company as well as to compare sales and adjusted EPS of current periods to prior periods.

Non-GAAP financial measures used by the company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies. Investors should consider non-GAAP measures in addition to, and not as a substitute for, or superior to, financial performance measures prepared in accordance with GAAP.